SEWARD & KISSEL LLP

Exhibit 5.1

January 26, 2007

Euroseas Ltd.
Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi
Greece

Re: Euroseas Ltd.

Ladies and Gentlemen:

We have acted as counsel to Euroseas Ltd. (the “Company”) in connection with the Company's Registration Statement on Form F-1 (File No. 333-138780), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 16, 2006, as thereafter amended or supplemented (the “Registration Statement”), with respect to the public offering (the “Offering”) of the common stock of the Company, par value $.03 per share (the “Common Stock”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus (the “Prospectus”) included in the Registration Statement, and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering has been or will be duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Euroseas Ltd.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the shares of Common Stock to be offered and sold pursuant to the Registration Statement and that are issued and outstanding as of the date hereof are validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SEWARD & KISSEL LLP